INDEPENDENT AUDITORS' CONSENT


We consent to the use in Post-Effective Amendment No. 22 to Registration Statement under the Securities Act of 1933 and Amendment No. 23 to Registration Statement under the Investment Company Act of 1940, both filed under Registration Statement No. 2-84470, of our reports dated July 24, 1995 on the financial statements of the Flagship Utility Income Fund, The Golden Rainbow A James Advised Mutual Fund, and the Flagship U.S. Government Funds which are series of Flagship Admiral Funds Inc., appearing in the Statements of Additional Information, which are part of such Registration Statement, and to the reference to us under the caption "Financial Highlights" appearing in the Prospectuses of the Flagship Utility Income Fund, The Golden Rainbow A James Advised Mutual Fund, and the Flagship U.S. Government Funds, which are also part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

    Dayton, Ohio
    October 19, 1995